Exhibit 10(d)

________________

2005 STOCK APPRECIATION RIGHTS AWARD LETTER
FOR SENIOR OFFICERS

The Compensation and Management Succession Committee of the Company’s Board of Directors (the “Committee”) has awarded you the following:

________ Stock Appreciation Rights
Base Price: $41.05
Grant Date: March 4, 2005

The Stock Appreciation Rights were awarded pursuant to the Company’s Long-Term Incentive Plan, as amended (the “Plan”), and are subject to the terms and conditions contained in the Plan and in the Provisions for 2005 Stock Appreciation Rights for Senior Officers set forth in Appendix A to this Award Letter.

This Award is intended to fulfill the Plan’s purpose of furthering the long-term growth in profitability of the Company by offering long-term incentives to key executives, officers and employees who will be largely responsible for such growth. Since these Awards have been granted to only a select group of Company employees, I request that you keep the terms of this Award confidential.

_____________________________________________
H. Corbin Day, Chairman,
Compensation and Management Succession Committee
of the Board of Directors
of Protective Life Corporation

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Exhibit 10(d)
APPENDIX A

PROVISIONS FOR
2005 STOCK APPRECIATION RIGHTS
FOR SENIOR OFFICERS
MARCH 4, 2005

On March 4, 2005, Protective Life Corporation (the “Company”) granted stock appreciation rights (“SARs”) under its Long-Term Incentive Plan (the “Plan”). Each individual who was granted SARs received a 2005 Stock Appreciation Rights Award Letter for Senior Officers (the “Award Letter”). The terms of your Award are contained in these Provisions for 2005 Stock Appreciation Rights for Senior Officers (“SAR Provisions”), which refer to and incorporate information contained in the Award Letter. This Award is also subject to the terms and conditions set forth in the Plan and any rules and regulations adopted by the Compensation and Management Succession Committee of the Board of Directors (the “Committee”). Any terms used in these SAR Provisions and not defined herein have the meanings set forth in the Plan.

These SAR Provisions and the Award Letter constitute part of a prospectus covering securities that have been registered under the Securities Act of 1933. The date of this part of the prospectus is March 4, 2005.

1. General Provisions. The number of SARs that you have been awarded, the Base Price of the SARs, and the Grant Date of the SARs are set forth in your Award Letter.

2. Term of SARs. Except as otherwise provided in these SAR Provisions or the Plan, the SARs will terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”).

3. Earn-out of SARs. Except as otherwise provided in these SAR Provisions or the Plan, the SARs will become exercisable as follows:

one-fourth of the SARs will become exerciseable on March 4, 2006;
an additional one-fourth of the SARs will become exerciseable on March 4, 2007;
an additional one-fourth of the SARs will become exerciseable on March 4, 2008; and
the remaining one-fourth of the SARs will become exerciseable on March 4, 2009.

4. Method of Exercise and Form of Payment. You may exercise all or any portion of the SARs that have become exercisable by written notice of exercise to the Chief Accounting Officer of the Company (or such other person as the Company may designate). As soon as practicable after receipt of a written exercise notice of any exercisable SARs, the Company shall deliver to you an amount equal to the number of SARs exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date of exercise of the SARs over (b) the Base Price. Unless the Committee determines otherwise, payment shall be made in shares of Common Stock, subject to tax withholding as described in paragraph 10. The shares of Common Stock that you receive upon exercise of your SARs may consist of authorized but unissued shares or treasury shares of the Company, as determined by the Company from time to time.

5. Termination of Employment.

(a) Death, Disability or Retirement. If your employment with the Company and its subsidiaries terminates due to death, disability or early or normal retirement under the Company’s qualified pension plan, then all of the SARs shall become exercisable as of the date of such termination of employment and such SARs may be exercised at any time on or before the earlier to occur of (i) the Normal Expiration Date or (ii) the day before the third anniversary of your termination of employment.

(b) Other Termination. If your employment with the Company and its subsidiaries terminates for any reason other than death, disability or early or normal retirement under the Company’s qualified pension plan, then all unexercised SARs (whether or not then exercisable) shall terminate and be canceled immediately upon such termination of employment.

(c) Adjustments by the Committee. The Committee may, in its sole discretion, exercised before or after your termination of employment, declare all or any portion of the SARs to be immediately exercisable and/or permit all or any portion of the SARs to remain exercisable for such period designated by it after the time when the SARs would have otherwise terminated as provided in the applicable provisions of this paragraph 5, but not beyond the Normal Expiration Date.

6. Forfeiture and Pay-Back of SAR Amount.

(a) Non-Compete Provision. If, within one year after the exercise of all or a portion of the SARs, you voluntarily terminate your employment (at a time when you are an officer of the Company for purposes of Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”) and become employed by a competitor of the Company in the financial services industry (which includes, but is not limited to, the insurance, mutual fund, broker-dealer, financial institution or investment company industries), you agree to pay the Company, within 30 days of commencing such employment, an amount, in cash or the equivalent value in shares of Common Stock, equal to the aggregate of all amounts attributable to the SARs exercised within the one year period prior to the date of such termination of employment.

(b) Termination for Cause. If, after your termination of employment, the Committee determines that, either during or after your employment with the Company or its subsidiaries, you engaged in conduct that (i) would have permitted the Company or its subsidiaries to terminate your employment for Cause had you still been employed or (ii) otherwise results in damage to the business or reputation of the Company or any of its subsidiaries, all SARs that are still outstanding at the time of such determination shall immediately terminate and be canceled. Upon such a determination by the Committee, the Company may disregard any attempted exercise of the SARs by notice delivered prior to such determination if, at such time, the Company had not completed the steps necessary to effect such exercise.

7. Change in Control. Unless the Committee shall otherwise determine in the manner set forth in the Plan, in the event of a Change in Control, each SAR (regardless of whether such SAR is at such time otherwise exercisable) shall be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of (a) the greater of (i) the price per share of Common Stock immediately preceding any transaction resulting in a Change in Control or (ii) the highest price per share of Common Stock offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) over (b) the Base Price, subject to tax withholding as described in paragraph 10.

8. Federal Income Tax Consequences.

(a) General. The following description of the federal income tax consequences of the SARs is based on currently applicable provisions of the Internal Revenue Code (the “Code”) and related regulations, and is intended to be only a general summary. The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax laws. For these reasons, you are urged to consult with your own tax advisor regarding the application of the tax laws to your particular situation.

(b) SAR Grant. This grant of SARs will not cause you to be subject to federal income tax.

(c) SAR Exercise. You will recognize ordinary income for federal income tax purposes on the date the SAR is exercised. The amount of income recognized will be equal to the aggregate of the amount of cash and the fair market value (as of the date of exercise) of the shares of Common Stock paid upon the SAR exercise.

(d) Sale of SAR Shares. Your tax basis in the shares of Common Stock acquired upon exercise of the SAR will be equal to the fair market value of the shares on the exercise date.

You will recognize capital gain or loss on the sale or exchange of the acquired shares to the extent of any difference between the amount realized and the tax basis in the shares. The tax treatment of the capital gain or loss will depend upon the period of time between the date of exercise and the date of the sale or exchange, your adjusted gross income, and other factors.

(e) Company Deductions. As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an SAR holder recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code. Neither the Company nor any subsidiary will be entitled to a deduction with respect to payments that constitute “excess parachute payments” pursuant to Section 280G of the Code and that do not qualify as reasonable compensation pursuant to that section. Such payments will also subject the recipients to a 20% excise tax.

(f) ERISA. The Plan is not qualified under Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

9. Deferral of Payment by the Company. The Committee may defer the payment of cash and the issuance or delivery of Common Stock to prevent the Company or its subsidiaries from being denied a federal income tax deduction with respect to any exercised SARs. If a cash payment or distribution of Common Stock to a Participant is deferred, the Company will establish for the Participant a book-entry account (the “Account”) representing all such deferrals. If dividends are paid by the Company during the deferral period, the Participant’s Account shall be credited with the amount of any dividends which would otherwise have been payable to the Participant if the number of shares represented by such Account had been owned directly, and such amount shall be deemed to be reinvested in additional shares of Common Stock.

10. Income Tax Withholding. You must make arrangements satisfactory to the Company to satisfy any applicable federal, state or local tax withholding obligation. The Company may withhold, or require you to remit, an amount sufficient to satisfy this obligation, and may postpone any payment due to you with respect to your SAR exercise until the withholding obligation is satisfied.

The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize by reason of the SAR exercise will be reported on Form W-2 in the year in which you recognize income with respect to the exercise. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

11. Non-transferability of SAR. These SARs may be exercised only by you as the SAR holder, and may not be assigned, pledged, or otherwise transferred, with the exception that in the event of your death the SARs may be exercised (at any time prior to its expiration or termination as provided in the Plan or these SAR Provisions) by the executor or administrator of your estate or by a person who acquired the right to exercise the SARs by reason of your death.

12. Beneficiary Designations. You may name a beneficiary or beneficiaries (who must be members of your family and who may be named contingently or successively) with respect to your rights under the Plan (including the right to receive the proceeds of an SAR exercise that occurred immediately before your death, and the right to exercise SARs after your death) by submitting a written beneficiary designation in a form acceptable to the Company. Any such designation will be effective only when filed with the Company’s Chief Accounting Officer (or such other person as the Company may designate) before your date of death, and will (unless specifically set forth therein) revoke all prior designations. If there is no beneficiary designation in effect on the date of your death, your beneficiary will be your surviving spouse or, if you have no surviving spouse, your estate.

13. Adjustment in Certain Events. In the event of specified changes in the Company’s capital structure, the Committee may make appropriate adjustment in the number and kind of shares authorized by the Plan, and the number, base price and kind of shares covered by outstanding Awards. These SAR Provisions will continue to apply to your Award as so adjusted.

14. Administration of the Plan. The Plan is administered by the Committee, which consists of at least two directors, none of whom is an employee of the Company. The members of the Committee are appointed annually by the Board of Directors and may be removed by the Board of Directors. To the Company’s best knowledge, there is no other material relationship between any member of the Committee and the Company or its affiliates or employees.

The Committee designates the eligible employees to be granted awards and the type and amount of awards to be granted. The Committee also has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Committee determinations need not be uniform, whether or not the Participants are similarly situated. All decisions and acts of the Committee are final and binding on all affected Participants.

15. Stock Purchase Rights. Pursuant to a Rights Agreement, on August 18, 1995, the Company paid a dividend of one right (a “Right”) on each share of Common Stock then outstanding. Each Right entitles the holder to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock. The Rights Agreement provides that the Company will issue one Right together with each share of Common Stock issued by it in the future.

The Rights are currently represented by certificates for the Common Stock and can only be transferred together with the Common Stock. However, upon the occurrence of certain events the Rights will become exercisable and at that time may be transferred separately from the Common Stock. Unless and until such Rights become exercisable they are expected to have no value independent of the Common Stock

If you exercise your SARs, you will receive one Right with respect to each share of Common Stock received. The exercise price of the SARs is not affected by the Rights. You cannot exercise the SARs with respect to the shares of Common Stock without the Rights and vice versa. If the Rights become exercisable, the Company will provide more detailed information about how they affect Awards under the Plan.

16. Amendment. The Committee may from time to time amend the terms of this Award in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent. The Plan will terminate on December 31, 2012; however, such termination will not affect an Award previously granted. The Company may amend, terminate or discontinue the Plan at any time, but no amendment, termination or discontinuance of the Plan will unfavorably affect any Award previously granted.
17. Section 16(b) Considerations. If you are deemed to be an officer of the Company for purposes of Section 16(b), you will be required to return to the Company any “profit” realized from the “purchase” and “sale”, or “sale” and “purchase”, of Common Stock within any six-month period. The grant of an SAR and the receipt of shares upon exercise of an SAR under the Plan are not purchases for purposes of Section 16(b). The withholding of shares to satisfy your tax liability in connection with an SAR exercise (as described in paragraph 10) will also be exempt from Section 16(b).

Reporting requirements apply with respect to the grant and exercise of SARs. If you are subject to Section 16(b), you should consult the Company’s Legal Department with respect to these provisions.

18. Restrictions on Resale. There are no restrictions imposed by the Plan on the resale of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of stock acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. In addition, the Company’s directors, officers and employees are subject to all applicable laws and to the Company’s policies and procedures regarding the purchase and sale of Common Stock (including its Code of Business Conduct, Statement of Policy on Purchase or Sale of Protective Corporation Stock, and Stock Ownership Guidelines).

19. Effect on Employment and Other Benefits. Receipt of an Award under the Plan does not confer any right to receive Awards in the future or to continue in the employ of the Company and its subsidiaries, and Award recipients are subject to discipline and discharge in the same manner as any other employee. Income recognized as a result of exercise of an SAR will not be included in the formula for calculating your benefits under the Company’s Pension, 401(k) and Stock Ownership, and Disability Plans.

20. Regulatory Compliance. Under the Plan, the Company is not required to deliver Common Stock upon exercise of an SAR if such delivery would violate any applicable law, regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on an SAR holder’s ability to transfer shares received under the Plan.

21. Company and Plan Documents. Each year the Company sends a copy of its Annual Report to Share Owners for its last fiscal year to all share owners of the Company (including participants in its 401(k) and Stock Ownership Plan). An additional copy of the Company’s most recent Annual Report to Share Owners and all other communications distributed by the Company to its shareholders may be obtained without charge, by written or oral request to Investor Relations, Protection Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-3573).
The following documents filed by the Company with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a) The Company’s most recent Annual Report on Form 10-K;

(b) All other reports filed by the Company under Section 13(a) or 15(d) of the Exchange Act after the end of the year covered by its most recent Annual Report on Form 10-K; and

(c) The description of the Common Stock and the Rights contained in the registration statements therefore under the Exchange Act, including any amendments filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this document and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

A copy of any or all of the documents referred to above, as well as any documents constituting part of a prospectus covering shares offered under the Plan, may be obtained, without charge, by written or oral request to Investor Relations, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-3573).
_______________________________

Questions regarding this Award and requests for additional information about the Plan or the Committee should be directed to Jason Hudson, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202 (telephone (205) 268-5279). These SAR Provisions and your Award Letter contain the formal terms and conditions of your Award, and should be retained for future reference.

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